SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  [ X ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:

[     ]  Preliminary Proxy Statement
[     ]  Confidential, for Use of the Commission Only
[ X ]    Definitive Proxy Statement
[     ]  Definitive Additional Materials
[     ]  Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12

Neurocrine Biosciences, Inc.
(Name of Registrant as specified in its charter)


(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[  X  ]  No filing fee.
[     ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).
[     ]  $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
[     ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:


[     ]  Fee paid previously with preliminary materials.
[     ]  Check box if any  part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          NEUROCRINE BIOSCIENCES, INC.
                             -------------------

                    Notice of Annual Meeting of Stockholders
                           To Be Held on May 24, 2000


 TO THE STOCKHOLDERS:

      NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), will be held on May 24, 2000, at 8:30 a.m. local time, at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California, 92121 for the following purposes as more fully described in the Proxy Statement accompanying this Notice:

1. To elect two Class I Directors to the Board of Directors to serve for a term of three years.

2. To amend the Company's 1992 Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance from 5,300,000 to 6,050,000 shares.

3. To amend the Company's 1996 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance from 125,000 to 425,000 shares.

4. To amend the Company's 1996 Director Stock Option Plan to increase the number of shares of Common Stock reserved for issuance from 200,000 to 300,000 shares.

5. To ratify the appointment of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000.

6. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Only stockholders of record at the close of business on April 7, 2000 are entitled to receive notice and to vote at the meeting.

      All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy card as promptly as possible in the prepaid-postage envelope enclosed for that purpose. Stockholders attending the meeting may vote in person even if they have returned a Proxy.


                                             By Order of the
                                             Board of Directors,

                                             Margaret Valeur-Jensen
                                             Secretary

San Diego, California
April 27, 2000

                          NEUROCRINE BIOSCIENCES, INC.

                                 PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

         The enclosed Proxy is solicited on behalf of Neurocrine Biosciences, Inc., a Delaware corporation (the "Company"), for use at its 2000 Annual Meeting of Stockholders to be held on May 24, 2000, at 8:30 a.m., local time, or at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's corporate headquarters, located at 10555 Science Center Drive, San Diego, California 92121. The Company's telephone number is (858) 658-7600.

         These proxy solicitation materials were mailed on or about May 2, 2000 to all stockholders entitled to vote at the meeting.

RECORD DATE; OUTSTANDING SHARES

         Stockholders of record at the close of business on April 7, 2000 (the "Record Date") are entitled to receive notice of and vote at the meeting. On the record date, 21,853,303 shares of the Company's Common Stock, $0.001 par value, were issued and outstanding. The Company has approximately 6,400 shareholders, of which approximately 160 are shareholders of record. For information regarding holders of more than five percent of the outstanding Common Stock, see "Stock Ownership of Principal Stockholders and Management" below.

REVOCABILITY OF PROXIES

         Proxies given pursuant to this solicitation may be revoked at any time before they have been used. Revocation will occur by delivering a written notice of revocation to the Company or by duly executing a proxy bearing a later date. Revocation will also occur if the person attends the meeting and votes in person.

VOTING AND SOLICITATION

         Every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. In the election of Directors, each stockholder will be entitled to vote for two nominees and the two nominees with the greatest number of votes will be elected.

         The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's Directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

         Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

         The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the Directors named in the proxy, for the approval of the amendment of the 1992 Incentive Stock Plan, for the approval of the amendment of the 1996 Employee Stock Purchase Plan, for the approval of the amendment to the 1996 Directors Stock Option Plan, for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

         If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

         Stockholder proposals which are intended to be presented at the Company's 2001 Annual Meeting must be received by the Company no later than December 29, 2000 in order that they may be included in the proxy statement and form of proxy for that meeting.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, Directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, Directors and 10% stockholders were complied with.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock as of April 7, 2000 by (i) each of the executive officers named in the table under "Compensation of Executive Officers -- Summary Compensation Table," (ii) each Director, (iii) all Directors and executive officers as a group and (iv) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock. A total of 21,853,303 shares of the Company's Common Stock were issued and outstanding as of April 7, 2000.

                                                   Shares
                                             Beneficially
Name and Address of Beneficial Owner (1)        Owned (2)           Percent
----------------------------------------        ---------           -------

T. Rowe Price Associates
100 East Pratt Street
Baltimore, MD  21202 .....................      1,687,800             7.72%

D. Bruce Campbell (3).....................         92,089                 *

Paul W. Hawran (4)........................        349,532             1.60%

Gary A. Lyons (5).........................        909,039             4.16%

Margaret E. Valeur-Jensen (6).............         49,225                 *

Joseph A. Mollica (7).....................         32,080                 *

Richard F. Pops (8).......................         10,277                 *

Stephen A. Sherwin (9)....................          6,111                 *

Wylie W. Vale (10)........................        434,502             1.99%

All executive officers and
  Directors as a group (8 persons) (11)....     1,882,855             8.62%
----------

* Represents beneficial ownership of less than one percent (1%) of the 21,853,282 outstanding shares of the Company's Common Stock as of April 7, 2000.

(1)  The address of each individual named is c/o Neurocrine  Biosciences,  Inc.,
     10555  Science  Center  Drive,  San  Diego,  CA  92121,   unless  otherwise
     indicated.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to stock options and warrants currently exercisable or exercisable within 60 days of April 7, 2000 are deemed to be outstanding for computing the percentage ownership of the person holding such options and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown beneficially owned by them.

(3) Includes 92,089 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(4) Includes 227,734 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(5) Includes 489,183 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(6) Includes 44,907 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(7) Includes 32,080 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(8) Includes 10,277 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(9) Includes 6,111 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(10) Includes 125,372 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

(11) Includes an aggregate of 1,027,753 shares issuable pursuant to options exercisable within 60 days of April 7, 2000.

                                  PROPOSAL ONE:

                              ELECTION OF DIRECTORS

GENERAL

         The Company's Bylaws provide that the Board of Directors is composed of seven (7) Directors. The Company's Certificate of Incorporation provides that the Board of Directors is divided into three classes. As of December 31, 1999, there were two Directors in Class I (Wylie W. Vale and Joseph A. Mollica), two Directors in Class II (Stephen A. Sherwin and Richard F. Pops), and one Director in Class III (Gary A. Lyons). David E. Robinson was a Class II Director until his resignation from the Board of Directors on March 2, 1999. This vacancy was filled with the appointment of Stephen A. Sherwin on April 22, 1999. Harry F. Hixson, Jr. resigned from the Board of Directors on December 31, 1999. There is currently one (1) unfilled Class I Directorship and one (1) unfilled Class III Directorship.

         The Directors in Class I hold office until the 2000 Annual Meeting of Stockholders, the Directors in Class II hold office until the 2001 Annual Meeting of Stockholders and the Directors in Class III hold office until the 2002 Annual Meeting of Stockholders (or, in each case, until their earlier resignation, removal from office or death). After each such election, the Directors in each such case will then serve in succeeding terms of three years and until their successors are duly elected and qualified. Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among the Company's Directors and executive officers.

         The term of office of Directors Wylie W. Vale and Joseph A. Mollica expire at the 2000 Annual Meeting. At the 2000 Annual Meeting, the stockholders will elect two Class I Directors for a term of three years.

VOTE REQUIRED

         The two nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors shall be elected to the Board of Directors.

         Votes withheld from any Director are counted for purposes of determining the presence or absence of a quorum, but have no legal effect under Delaware law. While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions and broker non-votes in the election of Directors, the Company believes that both abstentions and broker non-votes should be counted for purposes of whether a quorum is present at the Annual Meeting. In the absence of precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of Directors in this manner.

         Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's two nominees named below. If any nominee of the Company is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a Director. The Board of Directors recommends that stockholders vote "FOR" the nominees listed below.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING

         Both of the nominees (Wylie W. Vale and Joseph A. Mollica.) are presently Class I Directors of the Company. Certain information about the nominees is set forth below: Director

Name                         Age   Position in the Company       Since
----                         ---   -----------------------       -----
Joseph A. Mollica (1) (2)    59    Chairman of the Board          1997

Wylie W. Vale.............   57    Chief Scientific Advisor,      1992
                                    Neuroendocrinology
                                    and Director
----------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

         Joseph A. Mollica, Ph.D., has served as a Director of the Company since June 1997 and became Chairman of the Board in April 1998. He currently serves as the Chairman of the Board of Directors, President and Chief Executive Officer of Pharmacopeia, Inc., a biopharmaceutical company focusing on combinatorial chemistry, high through-put discovery, molecular modeling and bioinformatics, since February 1994. From 1987 to December 1993, Dr. Mollica was employed by DuPont Company and then by the DuPont Merck Pharmaceutical Company where, from 1991 to 1993, he served as President and CEO and previously as Vice President, Medical Products for DuPont. At Ciba-Geigy, where he was employed from 1966 to 1986, he served in a variety of positions of increasing responsibility rising to Senior Vice President of Ciba-Geigy's Pharmaceutical Division. He is currently on the Boards of Ancile Pharmaceuticals, Biotechnology Council of New Jersey, Biotechnology Industry Organization, Impath, Inc. and Nexell Therapeutics, Inc. He received his B.S. from the University of Rhode Island and his M.S. and Ph.D. from the University of Wisconsin.

         Wylie W. Vale, Ph.D., is a Founder and Chairman of the Company's Board of Scientific and Medical Advisors. Dr. Vale was elected a Director of the Company in September 1992. He is a Professor and former Chairman of the Faculty at The Salk Institute for Biological Studies ("The Salk Institute") and is the Senior Investigator and Head of The Clayton Foundation Laboratories for Peptide Biology at The Salk Institute, where he has been employed for 29 years. He is also an Adjunct Professor of Medicine at the University of California at San Diego. Dr. Vale is recognized for his work on the molecular, pharmacological and biomedical characterization of neuroendocrine factors including somatostatin, growth hormone releasing factor, gonadotropin releasing hormone activin and the activin receptor (the first receptor serine kinase), corticotropin releasing factor, CRF-binding protein, the CRF1 receptor and urocortin, the native ligand for the CRF2 receptor. In recognition of his discoveries, he has received numerous awards and is a member of the National Academy of Arts and Sciences and the National Academy of Sciences. He is a past President of the American Endocrine Society and is the current President of the International Society of Endocrinology. Dr. Vale received a B.A. in Biology from Rice University, and a Ph.D. in Physiology and Biochemistry from the Baylor College of Medicine.

INCUMBENT DIRECTORS WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

     The Class II and III Directors will remain in office after the 2000 Annual Meeting. The Class II Directors are Richard F. Pops and Stephen A. Sherwin. The Class III Director is Gary Lyons. The names and certain other current information about the Directors whose terms of office continue after the Annual Meeting are set forth below:
                                                                   Director
Name of Director            Age  Position/Principal Occupation      Since
----------------            ---  -----------------------------     ------
Gary A. Lyons.............. 49   President, Chief Executive         1992
                                  Officer and Director
Richard F. Pops (1) ....... 38   Director                           1998

Stephen A. Sherwin (2)..... 51   Director                           1999
----------
(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.

     Gary A. Lyons has served as President, Chief Executive Officer and a Director of the Company since joining the Company in February 1993. Prior to joining the Company, Mr. Lyons held a number of senior management positions at Genentech including Vice President of Business Development and Vice President of Sales. At Genentech, he was responsible for international licensing, acquisitions and partnering. He was also responsible for Genentech's Corporate Venture Program, which participated in early financing and/or formation of a number of biotechnology companies. In addition, Mr. Lyons had operating responsibility for Genentech's two subsidiaries, Genentech Canada, Inc. and Genentech Limited (Japan). Previously he served as Vice President of Sales and was responsible for building the marketing and sales organization for the commercial introduction of Genentech's first two pharmaceutical products, Protropin (human growth hormone) and Activase (TPA). Mr. Lyons currently serves on the Board of Directors for Intrabiotics Pharmaceuticals, Inc. and Vical, Inc. Mr. Lyons holds a B.S. in Marine Biology from the University of New Hampshire and an M.B.A. from Northwestern University's J.L. Kellogg Graduate School of Management.

     Stephen A. Sherwin, M.D., was elected to the Board of Directors on April 22, 1999 as a Class II Director. Since March 1990, Dr. Sherwin has served as Chief Executive Officer and Director of Cell Genesys, Inc. ("Cell Genesys"). In March 1994, he was elected as Chairman of the Board of Cell Genesys. From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as Vice President of Clinical Research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also serves as a Director of Abgenix, Inc., Calyx Therapeutic, Inc. and Rigel Pharmaceuticals, Inc. Dr. Sherwin holds a B.A. from Yale and an M.D. from Harvard Medical School.

     Richard F. Pops became a Director of the Company in April 1998. Since 1991, he has served as Chief Executive Officer of Alkermes, Inc. ("Alkermes"), a publicly traded company involved in the development of advanced drug delivery systems. Mr. Pops currently serves on the board of directors of Alkermes, ImmuLogic Pharmaceutical Corp., the Biotechnology Industry Organization and The Brain Tumor Society. He is President of the Massachusetts Biotechnology Council. He received a B.A. degree in Economics from Stanford University in 1983.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors of the Company held a total of 5 meetings and took action by written consent on 4 occasions during 1999. During 1999, the Board of Directors had an Audit Committee and a Compensation Committee. No
Director attended fewer than 80% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

     The Audit Committee in 1999 consisted of Directors  Richard F. Pops,  Harry
F. Hixson, Jr. and Wylie W. Vale and met once during 1999. This committee is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

     The  Compensation  Committee  in 1999  consisted  of  Directors  Joseph  A.
Mollica, David E. Robinson until his resignation, Harry F. Hixson, Jr. and Stephen A. Sherwin following his appointment in April 1999. This committee met four times and took action by written consent once during 1999. The Compensation Committee reviewed and recommended to the Board the compensation of executive officers and other employees of the Company.

BOARD COMPENSATION

         Non-employee Directors are reimbursed for expenses incurred in connection with performing their respective duties as Directors of the Company. The Company did not pay cash compensation to any Director prior to February 1997. Directors, who are not employees or consultants of the Company, receive a $10,000 annual retainer, $1,000 for each regular meeting of the Board of Directors and $750 for each special meeting, committee meeting and telephone meeting lasting more than one hour, which such Director attends. In addition to the cash compensation set forth above, the Company has agreed to provide Dr. Mollica, as Chairman of the Board, an additional annual retainer of $5,000.

         Each non-employee Director participates in the 1996 Director Stock Option Plan (the "Director Plan"). Options granted under the Director Plan are automatic and non-discretionary and have a term of ten years. The Director Plan provides for the grant of nonstatutory options to purchase 12,000 shares of the Company's Common Stock to each non-employee Director (Dr. Mollica, as Chairman of the Board, will receive 15,000 options) at each annual meeting of the stockholders commencing in 1997, provided that such non-employee Director has been a non-employee Director of the Company for at least six months prior to the date of such annual meeting of the stockholders. Each new non-employee Director is automatically granted nonstatutory stock options to purchase 15,000 shares of the Company's Common Stock upon the date such person joins the Board of Directors.

         All options granted to non-employee Directors shall vest over the three-year period following the date of grant and shall be exercisable at the fair market value of the Company's Common Stock on the date of the grant.

         Effective  March 1, 2000,  each  non-employee  Director  is eligible to participate in the Company's Deferred Compensation Plan (the "Compensation Plan"). In addition to non-employee Directors of the Company, the Company's Vice Presidents are eligible to participate in the Compensation Plan. Under the terms of the Compensation Plan, each eligible participant may elect to defer all or a portion of cash compensation received for services to the Company. Elections must be made by January 1 of each year (March 1 for non-employee Directors for
2000) and are irrevocable once made. Upon receipt of an eligible participant's deferral election, the Company maintains a deferred compensation investment account on behalf of such participant. Funds so invested are paid to participants upon death or 15 days following the end of the month in which the participant's services to the Company are terminated. Funds may also be withdrawn for hardship under some circumstances. For the year 2000, Dr. Mollica has elected to defer 100% of his cash compensation from the Company pursuant to the Compensation Plan.


                                  PROPOSAL TWO:

             APPROVAL OF AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN

INCREASE OF 750,000 SHARES

         The Company's 1992 Incentive Stock Plan, as amended (the "Plan") was approved by the Board of Directors and the stockholders of the Company in 1992. Currently there are a total of 5,300,000 shares of Common Stock reserved for issuance under the Plan. In March 1999, the Board of Directors approved a further increase of 750,000 shares issuable under the Plan, which, if approved by the stockholders, would increase the total shares reserved for issuance under the Plan from 5,300,000 to 6,050,000.

         The Board believes the proposed increase in the number of shares reserved for issuance under the Plan is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the Plan and thus enable the Company to attract and retain valuable employees.

     As of April 7, 2000, there were options outstanding to purchase 3,217,127 shares of Common Stock pursuant to the 1992 Stock Plan; 4,622 shares remained available for future option grants subject to stockholder approval; and 2,078,251 options were exercised and are now outstanding shares of Common Stock. Under this Plan, options and stock purchase rights may be granted to employees and consultants of the Company. As of the record date, there were 156 employees, approximately 20 consultants. Pending shareholder approval to increase the number of shares available for grant under the Plan, an option to purchase 160,000 shares will be granted to Paul W. Hawran at an exercise price of $23.375.

SUMMARY OF THE PLAN

         The essential features of the Plan, as amended and restated, are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Plan, as amended and restated.

         General. The purpose of the Plan is to attract and retain the best available personnel, to provide additional incentive to the employees and consultants of the Company and to promote the success of the Company's business. Options and stock purchase rights may be granted under the Plan. Options granted under the Plan may be either "incentive stock options," as defined in Section 422 of the Internal Revenue Code (the "Code"), or nonstatutory stock options.

         Administration. The Plan may generally be administered by the Board of Directors or a Committee appointed by the Board. Gary A. Lyons was appointed by the Board as the administrator of the Plan, herein as the "Administrator." The Administrator may make any determinations deemed necessary or advisable for the Plan.

         Eligibility. Nonstatutory stock options and stock purchase rights may be granted under the Plan to employees and consultants (including Directors) of the Company and any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and consultants to whom options and stock purchase rights may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

         Limitations.   Section   162(m)  of  the  Code  places  limits  on  the
deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options and stock purchase rights granted to such persons, the Plan provides that no employee may be granted, in any fiscal year of the Company, options and stock purchase rights to purchase more than 250,000 shares of Common Stock. Notwithstanding this limit, however, in connection with an employee's initial employment, he or she may be granted options or stock purchase rights to purchase up to an additional 250,000 shares of Common Stock.

         Terms and Conditions of Options. Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

         (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of an incentive stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The exercise price of a nonstatutory stock option may not be less than 85% of the fair market value of the Common Stock on the date such option is granted; provided, however, the exercise price of a nonstatutory stock option granted to a 10% shareholder may not be less than 110% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally determined with reference to the closing sale price for the Common Stock (or the closing bid if no sales were reported) on the last market trading day prior to the date the option is granted.

         (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable and may, in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of Common Stock of the Company (with some restrictions), cashless exercise, any other form of consideration permitted by applicable law, or any combination thereof.

         (c) Term of Option. The term of option may be no more than 10 years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five
(5) years from the date of grant. No option may be exercised after the expiration of its term.

         (d)  Termination  of  Employment.   If  an  optionee's   employment  or
consulting relationship terminates for any reason (other than death or disability), then all options held by the optionee under the Plan expire on the earlier of (i) the date set forth in his or her notice of grant (which date is typically 90 days after the date of such termination), or (ii) the expiration date of such option. To the extent the option is exercisable at the time of the optionee's termination, the optionee may exercise all or part of his or her option at any time before it terminates.

         (e) Disability. If an optionee's employment or consulting relationship terminates as a result of disability, then all options held by such optionee under the Plan expire on the earlier of (i) 6 months from the date of such termination (or such longer period of time not exceeding 12 months as determined by the Administrator) or (ii) the expiration date of such option. The optionee (or the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance) may exercise all or part of the option at any time before such expiration to the extent that the option was exercisable at the time of such termination.

         (f) Death. In the event of an optionee's death: (i) during the optionee's employment or consulting relationship with the Company, the option may be exercised, at any time within 6 months of the date of death (but no later than the expiration date of such option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent that the optionee's right to exercise the option would have accrued if he or she had remained an employee or consultant of the Company 6 months after the date of death; or (ii) within 30 days (or such other period of time not exceeding 3 months as determined by the Administrator) after the optionee's employment or consulting relationship with the Company terminates, the option may be exercised at anytime within 6 months (or such other period of time as determined by the Administrator) following the date of death (but in no event later than the expiration date of the option) by the optionee's estate or a person who has acquired the right to exercise the option by bequest or inheritance, but only to the extent of the optionee's right to exercise the option at the date of termination.

         (g) Nontransferability of Options: Unless otherwise determined by the Administrator, options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         (h) Other Provisions: The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

         The Plan has been amended to provide that upon the retirement of any Company employee at age 55 or greater following 5 or more years of service to the Company, all stock options held by such employee will vest and be exercisable for a term of 3 years from the date of retirement.

         Stock Purchase Rights. A stock purchase right gives the purchaser a period of no longer than 6 months from the date of grant to purchase Common Stock. The purchase price of Common Stock purchased pursuant to a stock purchase right is determined in the same manner as for nonstatutory stock options. A stock purchase right is accepted by the execution of a restricted stock purchase agreement between the Company and the purchaser, accompanied by the payment of the purchase price for the shares. Unless the Administrator determines otherwise, the restricted stock purchase agreement shall give the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death and disability). The purchase price for any shares repurchased by the Company shall be the original price paid by the purchaser. The repurchase option lapses at a rate determined by the Administrator. A stock purchase right is nontransferable other than by will or the laws of descent and distribution, and may be exercisable during the optionee's lifetime only by the optionee.

         Adjustments Upon Changes in Capitalization. In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan, the number and class of shares of stock subject to any option or stock purchase right outstanding under the Plan, and the exercise price of any such outstanding option or stock purchase right.

         In the event of a liquidation or dissolution, any unexercised options or stock purchase rights will terminate. The Administrator shall notify the optionee 15 days prior to the consummation of the liquidation or dissolution.

         In connection with any merger, consolidation, acquisition of assets or like occurrence involving the Company, each outstanding option or stock purchase right may be assumed or an equivalent option or right may be substituted by the successor corporation. The vesting of each outstanding option or stock purchase right shall accelerate (i.e. become exercisable immediately in full) in any of the following events: (1) if the successor corporation refuses to assume the option or stock purchase rights, or to substitute substantially equivalent options or rights, (2) if the employment of the optionee is involuntarily terminated without cause within one year following the date of closing of the merger or acquisition, or (3) if the merger or acquisition is not approved by the members of the board of directors in office prior to the commencement of such merger or acquisition.

         Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, the Company shall obtain shareholder approval for any amendment to the Plan to the extent necessary to comply with applicable laws, rules and regulations. No such action by the Board or shareholders may alter or impair any option or stock purchase right previously granted under the Plan without the consent of the optionee. Unless terminated earlier, the Plan shall terminate ten years from the date of its approval by the shareholders or the Board of the Company, whichever is earlier.

FEDERAL INCOME TAX CONSEQUENCES

         Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, Director, or 10% shareholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

         Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by
Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held one year or less may be taxed at a maximum federal rate of 28%, while net capital gains on shares held for more than one year may be taxed at the capital gains rate.

         Stock Purchase Rights. Stock purchase rights will generally be taxed in the same manner as nonstatutory stock options. However, restricted stock is generally purchased upon the exercise of a stock purchase right. At the time of purchase, restricted stock is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code, because the Company may repurchase the stock when the purchaser ceases to provide services to the Company. As a result of this substantial risk of forfeiture, the purchaser will not recognize ordinary income at the time of purchase. Instead, the purchaser will recognize ordinary income on the dates when the stock is no longer subject to a substantial risk of forfeiture (i.e., when the Company's right of repurchase lapses). The purchaser's ordinary income is measured as the difference between the purchase price and the fair market value of the stock on the date the stock is no longer subject to right of repurchase.

         The purchaser may accelerate to the date of purchase his or her recognition of ordinary income, if any, and begin his or her capital gains holding period by timely filing, (i.e., within 30 days of the purchase), an election pursuant to Section 83(b) of the Code. In such event, the ordinary income recognized, if any, is measured as the difference between the purchase price and the fair market value of the stock on the date of purchase, and the capital gain holding period commences on such date. The ordinary income recognized by a purchaser who is an employee would be subject to tax withholding by the Company. Different rules may apply if the purchaser is also an officer, Director, or 10% shareholder of the Company.

         The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of stock purchase rights, and the Company with respect to the grant and exercise of options and stock purchase rights under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee's or consultant's death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or consultant may reside.

VOTE REQUIRED

         At the Annual Meeting, the shareholders are being asked to approve the amendment of the 1992 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1992 Incentive Plan. The Board of Directors recommends voting "FOR" the amendment of the 1992 Incentive Stock Plan.

                                 PROPOSAL THREE:

         APPROVAL OF AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

INCREASE OF 300,000 SHARES

         The Company's 1996 Employee Stock Purchase Plan, as amended (the "ESPP") was approved by the Board of Directors and the stockholders of the Company in 1996. Currently there are a total of 125,000 shares of Common Stock reserved for issuance under the ESPP. As of the record date, there were 2,398 shares available for future issuance. Any employee employed by the Company on a given enrollment date is eligible to participate in the ESPP. Eligibility may be disqualified for a given period pursuant to Section 424(d) of the Code. As of the record date, there were 156 employees, 107 of which are participating in the current purchase period.

         The Board believes the proposed increase in the number of shares reserved for issuance under the ESPP is in the best interests of the Company. In particular, the Board has determined that the proposed increase will provide an additional reserve of shares for issuance under the ESPP and thus enable the Company to attract and retain valuable employees.

SUMMARY OF ESPP

         The essential features of the ESPP are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the ESPP.

         General. The purpose of the ESPP is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the ESPP qualify as an "Employee Stock Purchase Plan" under
Section 423 of the Code. The provisions of the ESPP, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

         Administration. The ESPP shall be administered by the Board or a committee of members of the Board appointed by the Board. Paul W. Hawran and Margaret E. Valeur-Jensen were appointed by the Board as administrators of the ESPP. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the ESPP to determine eligibility and to adjudicate all disputed claims filed under the ESPP. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

         Eligibility. Any employee, as defined in the ESPP document, who shall be employed by the Company on a given Enrollment Date (January 1 or July 1) shall be eligible to participate in the ESPP. Any provisions of the ESPP to the contrary notwithstanding, no employee shall be granted an option under the ESPP
(i) if immediately after the grant, such employee (or any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the
Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing 5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) if such option permits his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

         Offering Periods. The ESPP shall be implemented by consecutive, overlapping Offering Periods (each 24 months in length) with a new Offering Period beginning on the first Trading Day on or after July 1 and January 1 each year, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 of the ESPP document. The first day of the Offering Period shall be the effective date of the Company's initial public offering of its Common Stock that is registered with the SEC. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least 5 days prior to the scheduled beginning of the first Offering Period to be affected thereafter.

         Purchase Periods. Each Offering Period shall be comprised of 4 Purchase Periods, each 6 months in length. Each Purchase Period shall begin one day after the last Exercise Date and end with the next Exercise Date. Exercise Dates shall occur on or about June 30 and December 31 of each year.

         Payroll Deductions. At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not to exceed 15% of the Compensation which he or she receives on each pay day during the Offering Period, and the aggregate of such payroll deductions during the Offering Period shall not exceed 15% of the participant's Compensation during said Offering Period.

         All payroll deductions made for a participant shall be credited to his or her account under the ESPP and will be withheld in whole percentages only. A participant may not make any additional payments into such account. A participant may decrease the percentage of payroll deduction once during each purchase period and may discontinue participation at any time. Upon termination of employment, any cash balances in the participants account will be refunded in full. No interest will accrue on payroll deductions of a participant.

         Grant of Option. On the Enrollment Date of each Offering Period, each eligible participant in the Offering period shall be granted an option to purchase shares of Common Stock on each Exercise Date during the Offering Period at the applicable Purchase Price. The number of shares of the Company's Common Stock determined by dividing the participants payroll deductions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date, by the applicable Purchase Price. The number of shares eligible for options are subject to limitations defined in the ESPP's document.

         Purchase Price. The Purchase Price shall be equal to 85% of the Fair Market Value of the Common Stock on the Enrollment Date or the Exercise Date, which ever is lower.

         Exercise of Option. Unless a participant withdraws from the ESPP, as provided in Section 10 the ESPP document, his or her option for the purchase of shares will be exercised automatically on the Exercise Date. Upon exercise, the maximum number of full shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. No fractional shares will be purchased; any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Purchase Period or Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 of the ESPP document. Any other monies left over in a participant's account after the Exercise Date shall be returned to the participant. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

         Limitations.  Notwithstanding  the provisions of Subsection (a) of this
Section 13, in the event that Rule 16b-3 promulgated under the Exchange Act, or any successor provision ("Rule 16b-3") provides specific requirements for the administrators of plans of this type, the ESPP shall be only administered by such a body and in such a manner as shall comply with the applicable requirements of Rule 16b-3. Unless permitted by Rule 16b-3, no discretion concerning decisions regarding the ESPP shall be afforded to any committee or person that is not "disinterested" as that term is used in Rule 16b-3.

         Designation of Beneficiary. (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's account under the ESPP in the event of such participant's death subsequent to an Exercise Date on which the option is exercised but prior to delivery to such participant of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant's account under the ESPP in the event of such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

                  (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the ESPP who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

         Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

         Use of Funds. All payroll deductions received or held by the Company under the ESPP may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

         Reports. Individual accounts will be maintained for each participant in the ESPP. Statements of account will be given to participating Employees at least annually, which statements will set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

     Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale. (a) Changes in Capitalization. Subject to any required action by the shareholders of the Company, the Reserves as well as the price per share of Common Stock covered by each option under the ESPP which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been "effected without receipt of consideration". Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

                  (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board.

                  (c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the ESPP shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Periods then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Periods then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least 10 business days prior to the New Exercise Date, that the Exercise Date for his option has been changed to the New Exercise Date and that his option will be exercised automatically on the New Exercise Date, unless prior to such date he has withdrawn from the Offering Period as provided in
Section 10 hereof. For purposes of this paragraph, an option granted under the ESPP shall be deemed to be assumed if, following the sale of assets or merger, the option confers the right to purchase, for each share of option stock subject to the option immediately prior to the sale of assets or merger, the consideration (whether stock, cash or other securities or property) received in the sale of assets or merger by holders of Common Stock for each share of Common Stock held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in the sale of assets or merger was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock and the sale of assets or merger.

         Amendment or Termination. (a) The Board of Directors of the Company may at any time and for any reason terminate or amend the ESPP. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the ESPP is in the best interests of the Company and its shareholders. Except as provided in
Section 18 hereof, no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. To the extent necessary to comply with Rule 16b-3 or under Section 423 of the Code (or any successor rule or provision or any other applicable law or regulation), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

                  (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Board (or its committee) shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the ESPP.

         Notices. All notices or other communications by a participant to the Company under or in connection with the ESPP shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

         Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

         As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

         Term of Plan. The ESPP shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company. It shall continue in effect for a term of 10 years unless sooner terminated under Section 19 hereof.

VOTE REQUIRED

         At the Annual Meeting, the shareholders are being asked to approve the amendment of the 1996 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the 1996 Employee Stock Purchase Plan. The Board of Directors recommends voting "FOR" the amendment of the 1996 Employee Stock Purchase Plan.

                                 PROPOSAL FOUR:

                AMENDMENT OF THE 1996 DIRECTORS STOCK OPTION PLAN

INCREASE OF 100,000 SHARES

         The Directors Plan was adopted by the Board of Directors in March 1996 and approved by the stockholders at the Company's 1996 annual stockholders' meeting. A total of 200,000 shares of Common Stock is reserved for issuance under the Directors Plan. The option grants under the Directors Plan are automatic and the exercise price of the options are 100% of the fair market value of the Common Stock on the grant date. As the record date, there were 96,113 options outstanding, 29,718 were exercised and issued as Common Stock and 74,169 remained available for grant. Options under the Directors Plan may only be granted to outside Directors. As of the record date, there were 4 outside Directors.

SUMMARY OF THE DIRECTORS PLAN

         The essential features of the Director Plan are summarized below. This summary does not purport to be complete and is subject to, and qualified by, reference to all provisions of the Directors Plan.

         Eligibility. The Director Plan provides for each new non-employee Director is automatically granted nonstatutory stock options to purchase 15,000 shares of the Company's Common Stock upon the date such person joins the Board of Directors and a grant of options to purchase 12,000 shares of Common Stock at each annual meeting (Dr. Mollica, as Chairman of the Board, receives a grant of 15,000 options) of the stockholders commencing in 1997, providing such non-employee director has been a non-employee director of the Company for at least 6 months prior to the date of such annual meeting of the stockholders.

         Grant of Options. Options under the Directors Plan are automatically granted on the date a person joins the Board of Directors and on the date of each subsequent annual meeting subject to eligibility requirements. The term of such options is 10 years. Any option granted to a non-employee director becomes exercisable over a 3-year period following the date of grant.

         Transferability. The Director Plan prohibits any transfer by the optionee other than by will or the laws of descent or distribution. Any optionee whose relationship with the Company or any related corporation ceases for any reason (other than by death or permanent and total disability) may exercise options only during a 90-day period following such cessation (unless such options terminate or expire sooner by their terms).

         Merger or Asset Sale. Upon a merger or asset sale, all outstanding options under the Director Plan will be assumed or replaced with an equivalent option by the successor corporation. In the event that the successor corporation does not agree to assume the outstanding options or substitute an equivalent option, each outstanding option shall become fully vested and exercisable, including as to shares not otherwise exercisable. Each optionee will be given 30 days' notice of the merger or asset sale and be given the opportunity to fully exercise all outstanding options. All options not exercised within the 30-day notice period will expire.

     Termination. The Director Plan will terminate in March 2006, unless sooner terminated by the Board of Directors.

Vote Required

         At the Annual Meeting, the shareholders are being asked to approve the amendment of the 1996 Directors Stock Option Plan to increase the number of shares reserved for issuance thereunder. The affirmative vote of the holders of a majority of the shares casting their votes at the Annual Meeting will be required to approve the amendment of the Directors Plan. The Board of Directors recommends voting "FOR" the amendment of the 1996 Directors Stock Option Plan.



                                 PROPOSAL FIVE:

          RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected Ernst & Young LLP ("Ernst & Young"), to audit the financial statements of the Company for the current fiscal year ending December 31, 2000. Ernst & Young has audited the Company's financial statements since 1992. Representatives of Ernst & Young are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

         The affirmative vote of the holders of a majority of the shares represented and voting at the meeting will be required to approve and ratify the Board's selection of Ernst & Young. The Board of Directors recommends voting "FOR" approval and ratification of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

                     OTHER INFORMATION REGARDING THE COMPANY

PERFORMANCE GRAPH

         The following is a line graph comparing the cumulative total return to stockholders of the Company's Common Stock from May 23, 1996 (the date of the Company's initial public offering) through December 31, 1999 to the cumulative total return over such period of: (i) The Nasdaq Stock Market (U.S. Companies) Index and (ii) the Nasdaq Pharmaceutical Index. The performance shown is not necessarily indicative of future price performance. The information contained in the Performance Graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

              COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT

                                                  NASDAQ            NASDAQ
Measurement Period          Neurocrine          Stock Market     Biotechnology
(Fiscal Year Covered)     Biosciences,Inc.         (U.S.)            Index
---------------------     ----------------    ----------------  ----------------
05/23/96                      100                   100                 100
12/31/96                       80                   103                  91
12/31/97                       63                   126                  91
12/31/98                       55                   176                 131
12/31/99                      198                   326                 265

                               EXECUTIVE OFFICERS

         As of the record date, the executive officers of the Company were as follows:

Name                                   Age  Position
----                                   ---  --------
Gary A. Lyons......................... 49   President, Chief Executive
                                              Officer and Director
Paul W. Hawran........................ 48   Executive Vice President

D. Bruce Campbell, Ph.D............... 55   Senior Vice President, Development

Margaret E. Valeur-Jensen, J.D., Ph.D. 43   Senior Vice President, General
                                             Counsel and Corporate Secretary

     See  Proposal One above for  biographical  information  concerning  Gary A.
Lyons.

         Paul W. Hawran became Executive Vice President of the Company in January 2000 after having served as Senior Vice President and Chief Financial Officer of the Company since February 1996 and Vice President and Chief Financial Officer from 1993 to 1996. In this capacity, Mr. Hawran directs strategic planning, finance, investor relations, human resources, information technologies and operations. Mr. Hawran was employed by SmithKline Beecham Corporation from July 1984 to May 1993, most recently as Vice President and Treasurer. Prior to joining SmithKline in 1984, Mr. Hawran held various financial positions at Warner Communications (now Time Warner) where he was involved in corporate finance, financial planning and domestic and international budgeting and forecasting. Mr. Hawran received a B.S. in Finance from St. John's University and an M.S. in Taxation from Seton Hall University. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, California and Pennsylvania Institute of Certified Public Accountants and the FinancialExecutives Institute.

D. Bruce Campbell, Ph.D., became Senior Vice President, Development of the Company in January 2000 after having joined the Company as Vice President, Development in February 1998. In his capacity, he is responsible for directing Neurocrine's selection and advancement of drug candidates from research into clinical development. He joined Neurocrine after 27 years at Servier United Kingdom (U.K.), a subsidiary of an international pharmaceutical company based in France, where he served as Director of International Scientific Affairs since 1991 and was involved in the development and registration of a wide range of drugs and vaccines. Dr. Campbell is a past Chairman and Board Member of the Drug Information Association (DIA) in Europe and member of the ICH/EFPIA Safety Working Party and is a visiting Professor in Pharmacology at Kings College London. He is recognized as one of the experts on the regulatory aspects of kinetics and toxicology in new drug development and has written standard texts on the subject. Dr. Campbell is also in the editorial board of international journals and a member of many scientific societies and has published more than 100 papers.

         Margaret Valeur-Jensen, J.D., Ph.D., became Senior Vice President, General Counsel and Corporate Secretary of the Company in January 2000 after having joined the Company as Vice President, General Counsel and Secretary in October 1998. Dr. Valeur-Jensen has recognized experience in legal transactions for licensing, corporate partnerships, and product commercialization as well as in building intellectual property portfolios. She is responsible for all corporate and patent law practices at Neurocrine, serves as Corporate Secretary and is a member of the senior management committee. Dr. Valeur-Jensen joined Neurocrine after almost eight years at Amgen, where she served most recently as Associate General Counsel and Director. Prior to joining Amgen, Dr. Valeur-Jensen practiced law at Davis, Polk & Wardell, a leading corporate law firm. She earned a J.D. degree with honors from Stanford University, a Ph.D. in Biochemistry and Molecular Biology from Syracuse University, and was
Post-Doctoral  Fellow at  Massachusetts  General  Hospital  and Harvard  Medical
School.

ADDITIONAL INFORMATION

         Officers of the Company serve at the discretion of the Board of Directors. There are no family relationships among any of the Directors, executive officers or key employees. No executive officer, key employee, promoter, or control person of the Company has, in the last five years, been subject to bankruptcy proceedings, criminal proceedings, or legal proceedings related to the violation of state or federal commodities or securities laws.

COMPENSATION OF EXECUTIVE OFFICERS

         Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three fiscal years in the period ended December 31, 1999 to the Chief Executive Officer and each of the other executive officers of the Company as of December 31, 1999 (the "Named Executive Officers"):

                                                                                        Long-term
                                                 Annual Compensation              Compensation Awards
                                        ---------------------------------------  -----------------------

                                                                      Other      Restricted  Securities       All
                                                                     Annual         Stock    Underlying      Other
                                            Salary        Bonus    Compensation    Awards    Options      Compensation
Name and Principal Position        Year     ($) (1)      ($) (1)       ($)           ($)        (#)           ($)
-------------------------------------------------------------------------------------------------------------------------
Gary A. Lyons                      1999    365,000  (2)    100,000      -             -          50,000       39,191 (3)
      President and Chief          1998    349,369  (2)     50,000      -             -          40,000       44,652 (3)
      Executive Officer            1997    325,296  (2)     55,000      -             -         175,000            -

Paul W. Hawran                     1999    235,200  (4)     60,000      -             -          25,000       50,930 (5)
      Executive Vice President     1998    224,667  (4)     35,000      -             -          25,000       59,716 (5)
                                   1997    209,073  (4)     40,000      -             -         115,000            -

Stephen G. Marcus                  1999    203,080  (6)          -      -             -          37,500       46,600 (8)
      Senior Vice President,       1998    231,000  (7)     42,500      -             -               -       31,755 (8)
      Clinical and Regulatory      1997    184,598  (7)     40,000      -             -         150,000      133,119 (8)
      Affairs and Chief Medical Officer

D. Bruce Campbell                  1999    216,667  (9)     60,000      -             -          25,000            -
      Senior Vice President,       1998    178,846  (9)     46,500      -             -         135,000(10)   40,000 (11)
       Development

Margaret E. Valeur-Jensen          1999    212,000 (12)     60,000      -             -               -      123,469 (13)
      Senior Vice President and    1998      5,000 (12)          -      -             -         115,000            -
      General Counsel

----------

(1) Salary and bonus figures are amounts earned during each respective fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(2) Represents amounts actually paid to Mr. Lyons for the corresponding fiscal years. Starting on January 1, 2000, Mr. Lyons' annualized salary became $385,000.

(3) The totals for 1999 and 1998 represents forgiveness of 1/3rd of Mr. Lyons' loan pursuant to his employment agreement dated March 1, 1997.

(4) Represents amounts actually paid to Mr. Hawran for the corresponding fiscal years. Starting on January 1, 2000, Mr. Hawran's annualized salary became $260,000.

(5) The totals for 1999 and 1998 represents forgiveness of 1/3rd of Mr. Hawran's loan pursuant to his employment agreement dated March 1, 1997.

(6)      Dr. Marcus resigned from the Company on October 29, 1999.

(7) Represents amounts actually paid to Dr. Marcus for the corresponding fiscal years. Starting on January 1, 1999, Dr. Marcus' annualized salary became $243,700.


(8) Represents payments made to Dr. Marcus in 1999 for severance ($40,000) and mortgage equalization payments ($6,600). Amounts paid in 1998 represent mortgage equalization payments. Amounts paid in 1997 represent expenses for Dr. Marcus's relocation to the Company's geographic region, mortgage equalization payments ($8,000), a sign-on bonus ($25,000) and reimbursement of taxes incurred by Dr. Marcus in connection with relocation payments ($6,845).

(9) Represents amounts actually paid to Dr. Campbell for the corresponding fiscal years. Starting on November 1, 1999, Dr. Campbell's annualized salary became $240,000.

(10) Represents options granted to Dr. Campbell pursuant to his consulting agreement dated September 1997 but contingent upon full-time employment in 1998 (125,000) and additional options granted during 1998 (10,000).

(11) Represents a sign-on bonus ($20,000) and reimbursement of moving expenses ($20,000) paid to Dr. Campbell in connection with his relocation to the Company's geographic region.

(12)     Represents   amounts  actually  paid  to  Dr.   Valeur-Jensen  for  the
         corresponding   fiscal  years.   Starting  on  January  1,  2000,   Dr.
         Valeur-Jensen's annualized salary was $235,000.

(13) Represents payments by the Company in 1999 for moving, housing and other expenses and selling costs incurred by Dr. Valeur-Jensen in connection with selling her prior residence and relocating to the Company's geographic region ($87,497) and reimbursement for taxes associated with relocation reimbursements ($35,972).


         Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of options made during the year ended December 31, 1999 by the Company to each of the Named Executive Officers:

                                                                                          Potential Realizable
                                                                                             Value at Assumed
                                                                                          Annual Rate of Stock
                                                                                            Appreciation for
                        Number of Shares      % of Total                                      Option Term (2)
                          Underlying      Options Granted   Exercise                    ------------------------
                        Options Granted   to Employees in   Price per
Name                         # (1)          Fiscal Year       Share     Expiration Date      5%          10%
---------------------- ------------------ ----------------- ----------- --------------  ------------------------
Gary A. Lyons .........     50,000              7.5%          $5.375       03/02/09       $169,015    $428,318
Paul W. Hawran ........     25,000              3.7%          $5.375       03/02/09        $84,508    $214,159
Stephen G. Marcus .....     37,500              5.6%          $5.375       03/02/09       $126,762    $321,239
D. Bruce Campbell .....     25,000              3.7%          $5.375       03/02/09        $84,508    $214,159
----------

(1) Options granted in 1999 to the officers listed above become exercisable as to 1/48th of the option shares each month following the vesting start date, with full vesting occurring on the fourth anniversary of the vesting start date. All options listed above were granted at an exercise price equal to the fair market value of the Company's Common Stock as determined by the Board of Directors on the date of grant. The exercise price may be paid in cash, promissory note, by delivery of already owned shares subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to the Company, out of sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

(2) Potential realizable value is based on the assumption that the Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of the grant until the expiration of the ten-year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(3)      There were no options granted to Margaret E. Valeur-Jensen during 1999.

         Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values. The following table sets forth certain information regarding the stock options held at December 31, 1999 by each of the Named Executive Officers. During 1999, no such stock options were exercised by any of the Named Executive Officers. The Company has not granted any stock appreciation rights.

                          Number of Shares Underlying    Value of Unexercised
                         Unexercised Options at Fiscal   In-the-Money Options
                                    Year-End           at Fiscal Year-End ($)(1)
                          --------------------------  ------------------------
Name                       Exercisable Unexercisable  Exercisable Unexercisable
-----------------------   --------------------------  -------------------------
Gary A. Lyons                 443,834    120,666       $8,909,445    $2,184,805
Paul W. Hawran                195,526     84,774       $3,274,489    $1,519,687
D. Bruce Campbell              67,926     92,074       $1,220,361    $1,676,514
Margaret E. Valeur-Jensen      28,763     86,237         $566,272    $1,697,791
----------

(1) "In-the-money" options are those for which the fair market value of the underlying securities exceeds the exercise or base price of the option. These columns are based upon the closing price of $24.75 per share on December 31, 1999, minus the per share exercise price, multiplied by the number of shares underlying the option.


EMPLOYMENT AGREEMENTS

Gary A. Lyons has an employment contract that provides that: (i) Mr. Lyons serves as the Company's President and Chief Executive Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $328,300, subject to annual adjustment by the Board of Directors (Mr. Lyons' base salary for 1998 was set at $346,375, $365,000 for 1999 and $385,000 for 2000); (ii) the
agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Lyons gives 90 days notice of termination; (iii) Mr. Lyons is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has provided a one-time contract renewal bonus in the form of an option to purchase 75,000 shares of the Company's Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to forgive the loan of $67,500 made to reimburse Mr. Lyons for 50% of the loss on sale of his former residence over a three-year period (based on continued employment); and (vi) Mr. Lyons is entitled to continue to receive his salary, health, welfare and retirement benefits, a pro rata share of his annual bonus and vesting of outstanding stock options for twelve months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination
 . In the event of a change in control of the Company, Mr. Lyons would receive the same benefits package as a termination without cause, with the exception
that  the  vesting  for  all  outstanding   options  would  be  accelerated  and
immediately exercisable in full.

         Paul W. Hawran has an employment contract that provides that: (i) Mr. Hawran serves as the Company's Senior Vice President and Chief Financial Officer for a term of three years commencing on March 1, 1997 at an initial annual salary of $209,740, subject to annual adjustment by the Board of Directors (Mr. Hawran's base salary for 1998 was set at $224,000, $235,200 for 1999 and $260,000 for 2000), (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Mr. Hawran gives 90 days notice of termination, (iii) Mr. Hawran is eligible for a discretionary annual bonus as determined by the Board of Directors based upon achieving certain performance criteria, (iv) the Company has agreed to forgive over a three-year period ending on March 1, 2000 (based on continued employment) the loan of $87,500 made to reimburse Mr. Hawran for certain housing and relocation expenses, and (v) Mr.
Hawran is entitled to continue to receive his salary, health, welfare and retirement benefits, a pro rata share of his annual bonus and vesting of outstanding stock options for twelve months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Mr. Hawran would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         D. Bruce Campbell, Ph.D., has an employment contract that provides that: (i) Dr. Campbell serves as the Company's Vice President, Development for a term of three years commencing on January 1, 1998 at an initial annual salary of $200,000, subject to annual adjustment by the Board of Directors (Dr. Campbell's base salary for 1999 was set at $212,000 and $240,000 for 2000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Campbell gives 90 days notice of termination; (iii) Dr. Campbell is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 125,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Campbell's relocation from United Kingdom to San Diego, California; (vi) in connection with the purchase of a home in the San Diego area, the Company extended a loan of $250,000 bearing annual interest of 1%; and (vii) Dr. Campbell is entitled to continue to receive his salary, health, welfare and retirement benefits, a pro rata share of his annual bonus and vesting of outstanding stock options for nine months in the event that the Company terminates his employment without cause, or materially reduces the power and duties of his employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Dr. Campbell would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

         Margaret E. Valeur-Jensen, J.D., Ph.D., has an employment contract that provides that: (i) Dr. Valeur-Jensen serves as the Company's Senior Vice President, General Counsel and Corporate Secretary for a term of three years commencing on January 4, 1999 at an initial annual salary of $212,000, subject to annual adjustment by the Board of Directors (Dr. Valeur-Jensen's base salary for 2000 was set at $235,000); (ii) the agreement will automatically renew for three-year periods thereafter unless the Company or Dr. Valeur-Jensen gives 90 days notice of termination; (iii) Dr. Valeur-Jensen is eligible for a discretionary annual bonus as determined by the Board of Directors, based upon achieving certain performance criteria; (iv) the Company has granted an option to purchase 115,000 shares of Common Stock, exercisable at a price per share equal to fair market value on the date of grant, which stock option will vest over a four-year period, (v) the Company has agreed to provide certain relocation costs and expenses associated with Dr. Valeur-Jensen's relocation to San Diego, California; and (vi) Dr. Valeur-Jensen is entitled to continue to receive her salary, health, welfare and retirement benefits, a pro rata share of her annual bonus and vesting of outstanding stock options for nine months in the event that the Company terminates her employment without cause, or materially reduces the power and duties of her employment without cause, which will be deemed to be a termination. In the event of a change in control of the Company, Dr. Valeur-Jensen would receive the same benefits package as a termination without cause, with the exception that the vesting for all outstanding options would be accelerated and immediately exercisable in full.

                      REPORT OF THE COMPENSATION COMMITTEE

         The following is a report of the Compensation Committee of the Company describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 1999. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the SEC nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into any such filing.

         The Compensation Committee (the "Committee") of the Board of Directors reviews and recommends to the Board of Directors for approval the Company's executive compensation policies. The Committee is responsible for reviewing the salary and benefits structure of the Company at least annually to insure its competitiveness within the Company's industry. The following is the report of the Committee describing the compensation policies and rationales applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1999. In 1999, the members of the Committee were Joseph A. Mollica, Stephen A. Sherwin and Harry F. Hixson, Jr. Harry F. Hixson, Jr. resigned as a member of the Company's Board of Directors and the Compensation Committee as of December 31, 1999.

COMPENSATION PHILOSOPHY

         The Company's philosophy in establishing its compensation policy for executive officers and other employees is to create a structure designed to attract and retain highly skilled individuals by establishing salaries, benefits, and incentive compensation which compare favorably with those for similar positions in other biotechnology companies. Compensation for the Company's executive officers consists of a base salary and potential incentive cash bonuses, as well as potential incentive compensation through stock options and stock ownership.

BASE SALARY

         The base salary component of compensation is designed to compensate executive officers competitively at levels necessary to attract and retain qualified executives in the pharmaceutical and biotechnology industry. The base salaries have been targeted at or above the average rates paid by competitors to enable the Company to attract, motivate, reward and retain highly skilled executives. In order to evaluate the Company's competitive position in the industry, the Committee reviewed and analyzed the compensation packages, including base salary levels, offered by other biotechnology and pharmaceutical companies. The Company retained the services of an independent consultant to review and recommend improvements to the executive compensation policy. Some of the competitive information was obtained from surveys prepared by consulting companies or industry associations (e.g., the Radford Biotechnology Compensation Survey). As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired taking into account such officer's qualifications, experience, prior salary, and competitive salary information. Year-to-year adjustments to each executive officer's base salary are based upon personal performance for the year, changes in the general level of base salaries of persons in comparable positions within the industry, and the average merit salary increase for such year for all employees of the Company established by the Compensation Committee, as well as other factors the Compensation Committee judges to be pertinent during an assessment period. In making base salary decisions, the Committee exercises its judgment to determine the appropriate weight to be given to each of these factors.

ANNUAL INCENTIVE COMPENSATION

         A portion of the cash compensation paid to the Company's executive officers, including the Chief Executive Officer, is in the form of discretionary bonus payments that are paid on an annual basis as part of the Company's Incentive Compensation Plan. Bonus payments are linked to the attainment of overall corporate goals established by the Board of Directors and individual goals established for each executive officer. The maximum potential amount of each officer's bonus payment is established annually by the Board of Directors based upon the recommendation of the Committee. The appropriate weight to be given to each of the various goals used to calculate the amount of each officer's bonus payment is determined by the Committee. The goal of the Company's Incentive Compensation Plan is to support the achievement of Company goals and objectives by basing compensation on a pay for performance basis.

LONG-TERM INCENTIVES

         The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Plan and the opportunity to purchase stock under the ESPP. The Board believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company's Common Stock. The Board believes that stock options directly motivate an executive to maximize long-term shareholder value. The options also utilize vesting periods (generally four years) that encourage key executives to continue in the employ of the Company. The Board considers the grant of each option subjectively, considering factors such as the individual performance of the executive officer and the anticipated contribution of the executive officer to the attainment of the Company's long-term strategic performance goals. Long-term incentives granted in prior years are also taken into consideration.

         The Company established the ESPP both to encourage employees to continue in the employ of the Company and to motivate employees through ownership interest in the Company. Under the ESPP, employees, including officers, may have up to 15% of their earnings withheld for purchases of Common Stock on certain dates specified by the Board. The price of Common Stock purchased will be equal to 85% of the lower of the fair market value of the Common Stock on the date of enrollment or exercise date, whichever is lower.

CHIEF EXECUTIVE OFFICER COMPENSATION

         The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Gary A. Lyons' base salary for 1998 was $328,300 until March 1, 1998, when it became $346,375. Mr. Lyons' base salary for 1999 was set at $365,000 and $385,000 for 2000. Mr. Lyons joined the Company in February 1993. His initial salary, potential bonus, and stock grants were determined on the basis of negotiation between the Board of Directors and Mr. Lyons with due regard for his qualifications, experience, prior salary, and competitive salary information. Mr. Lyons' base salary for 1999 was established in part by comparing the base salaries of chief executive officers at other biotechnology and pharmaceutical companies of similar size. Mr. Lyons earned a $100,000 bonus for 1999. As with other executive officers, Mr. Lyons' total compensation was based on the Company's accomplishments and the Chief Executive Officer's contribution thereto.

SECTION 162(M)

         The Board has considered the potential future effects of Section 162(m) of the Code on the compensation paid to the Company's executive officers.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers named in the proxy statement, unless compensation is performance-based. The Company has adopted a policy that, where reasonably practicable, the Company will seek to qualify the variable compensation paid to its executive officers for an exemption from the deductibility limitations of
Section 162(m).

         In approving the amount and form of compensation for the Company's executive officers, the Committee will continue to consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 162(m).

                                     Respectfully submitted by:

                                     COMPENSATION COMMITTEE


                                     Joseph A. Mollica
                                     Stephen A. Sherwin



COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As of December 31, 1999, the Compensation Committee consisted of Joseph
A. Mollica, Stephen A. Sherwin and Harry F. Hixson, Jr. Effective December 31, 1999, Harry F. Hixson, Jr. resigned from the Company's Board of Directors and the Compensation Committee and has not been replaced . No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         In March 1993, the Company loaned to Gary A. Lyons, President, Chief Executive Officer and Director of the Company, $85,500 for the purchase of stock in the Company. Pursuant to Mr. Lyons' Employment Agreement dated March 1, 1997, the loan bears interest at a rate of 4% per annum and is due and payable in full upon receipt of proceeds from the sale of Neurocrine Common Stock or 90 days after voluntary termination. As of the record date, $85,500 remained outstanding on the loan. In December 1993, the Company loaned Mr. Lyons $135,000 in connection with certain housing relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to Mr. Lyons' Employment Agreement, the remaining half of the loan bears interest at a rate of 6% per annum and was forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of the record date, there was no remaining balance on the loan.

         In March 1993, the Company loaned to Paul W. Hawran, Executive Vice President of the Company, $15,000 for the purchase of stock in the Company. Pursuant to Mr. Hawran's Employment Agreement dated March 1, 1997, the loan bears interest at a rate of 4% per annum and is due and payable in full upon receipt of proceeds from the sale of Neurocrine Common Stock or 90 days after voluntary termination. As of the record date, $15,000 remained outstanding on the loan. In June 1994, the Company loaned Paul W. Hawran, Executive Vice President of the Company, $175,000 in connection with certain housing and relocation expenses. One half of the loan had been forgiven as of February 1997; pursuant to the Employment Agreement dated March 1, 1997, the remaining half of the loan bears interest at a rate of 6% per annum and was forgiven over a three-year period starting on March 1, 1997, subject to repayment in the event of termination of employment. As of the record date, there was no remaining balance on the loan.

         In February 1998, the Company loaned D. Bruce Campbell, Ph.D., Senior Vice President, Development of the Company, $250,000 in connection with certain housing and relocation expenses. The principal balance of the loan will bear interest at a rate of one percent per annum (1.0% p.a.) and principal and interest will be payable upon the first to occur of (i) sale of the home, (ii) six (6) months following voluntary or involuntary termination of Executive's employment with the Company, (iii) the exercise, pledge or sale of all or part of the stock options granted by Company to Executive or (iv) December 31, 1999. As of December 31, 1999, $74,854 remained outstanding on the loan. The parties agree that the remaining balance will be forgiven under certain circumstances.

         Dr. Wylie Vale, a Director of the Company, is a Professor and the Senior Investigator and Head of the Clayton Foundation Laboratories for Peptide Biology at The Salk Institute. In 1999, the Company paid $84,206, to The Salk Institute in connection with various license agreements.

         The Company has a consulting agreement with Dr. Vale, pursuant to which Dr. Vale spends a significant amount of time performing services for the Company, including attendance at meetings of the Company's Scientific Advisory Board, and is prohibited from providing consulting services to or participating in the formation of any company in Neurocrine's field of interest or that may be competitive with Neurocrine. Dr. Vale's agreement is for a one-year term that commenced in August 1999 and provides for an annual consulting fee of $100,000 in exchange for his consulting services to the Company. This agreement allows annual renewals at the options of both parties.

         In November 1999, the Company signed a 3-year consulting agreement with Dr. Stephen A. Sherwin. Under the terms of the agreement, Dr. Sherwin is consulting on the Company's regulatory strategy, planning and implementation. He is also a member of the Company's Clinical Advisory Board and will advise on all clinical and preclinical programs. In exchange for his services, Dr. Sherwin was granted an option to purchase 15,000 shares of the Company's Common Stock. This option will vest over a 3-year term based on continued services.

         During fiscal 1999, there were no other transactions between the Company and its Directors, executive officers, or known holders of greater than five percent of the Company's Common Stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.



                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

San Diego, California
Dated:  April 27, 2000

This Proxy is solicited on behalf of the Board of Directors


                          NEUROCRINE BIOSCIENCES, INC.

                       2000 ANNUAL MEETING OF STOCKHOLDERS

                             TO BE HELD May 24, 2000



         The undersigned stockholder of NEUROCRINE BIOSCIENCES, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2000 and hereby appoints Gary A. Lyons and Paul W. Hawran, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2000 Annual Meeting of Stockholders of NEUROCRINE BIOSCIENCES, INC. to be held on May 24, 2000 at 8:30 a.m. local time, at the Company's corporate headquarters located at 10555 Science Center Drive, San Diego, California, 92121, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.       ELECTION OF DIRECTORS:

         For all nominees listed below        Against all nominees listed below
         (except as indicated)

         If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below:

                       Wylie W. Vale and Joseph A. Mollica


2. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1992 INCENTIVE STOCK PLAN FROM 5,300,000 SHARES TO 6,050,000 SHARES:

          For                       Against                    Abstain


3. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1996 EMPLOYEE STOCK PURCHASE PLAN FROM 125,000 SHARES TO 425,000 SHARES:

         For                       Against                    Abstain


4. PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 1996 DIRECTORS PLAN FROM 200,000 SHARES TO 300,000
         SHARES:

         For                       Against                    Abstain

5. PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL PERIOD ENDING DECEMBER 31, 2000:

         For                       Against                    Abstain

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED ABOVE, FOR THE AMENDMENT OF THE 1992 INCENTIVE STOCK PLAN, FOR THE AMENDMENT OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN, FOR THE AMENDMENT OF THE 1996 DIRECTORS PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

--------------------------------                  -------------------
Signature                                         Date


--------------------------------                  -------------------
Signature                                         Date


(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)